As filed with the Securities and Exchange Commission on February 1, 2010

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GENERAL STEEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	41-2079252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing 100020
Tel. +86 (10) 58797346
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:
InCorp Services Inc.
375 N. Stephanie Street
Suite 1411
Henderson, NV 89014-8909
Tel: (702) 866-2500
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen D. Brook, Esq.
Chad J. Porter, Esq.
Burns & Levinson LLP
125 Summer St.
Boston, Massachusetts  02110
(617) 345-3000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,745,914	$4.00	$10,983,656.00	$783.14

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on January 29, 2010, as reported by the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion, Dated February 1, 2010

GENERAL STEEL HOLDINGS, INC.

Resale of 2,745,914 Shares of Common Stock

We are registering a total of 2,745,914 shares (“Shares”) of our common stock, $0.001 par value (“Common Stock”), issuable upon exercise of warrants (“Warrants”) (Shares issuable upon exercise of Warrants are referred to herein as “Warrant Shares”) on behalf of the selling shareholders (the “Selling Shareholders”) identified under the heading “Selling Shareholders” in this prospectus. The Selling Shareholders may sell the Warrant Shares from time to time on the New York Stock Exchange (“NYSE”) or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions or in any other manner specified under “Plan of Distribution” in this prospectus. Our Shares are currently quoted on NYSE under the symbol “GSI”. The closing price of our Common Stock on the NYSE as of January 29, 2010 was $3.83.

We are not selling any Shares in this offering and therefore will not receive any proceeds from the resale of our Common Stock pursuant to this offering.  We have received proceeds from the sale of Warrants as part of the private placement that closed on December 13, 2007, as further described in this prospectus.

We may also receive proceeds from the Warrants held by some of the Selling Shareholders, of which the underlying Shares are being registered hereby, if the Selling Shareholders exercise those Warrants through a cash exercise.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                    , 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus, which includes the material incorporated herein by reference. This summary does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our securities. In this prospectus, when we use phrases such as “we,” “us,” “our,” “GSI” or “our company,” we are referring to General Steel Holdings, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to General Steel Holdings, Inc.

OUR COMPANY

We are headquartered in Beijing, China and operate a diverse portfolio of Chinese steel companies. Our companies serve various industries and produce a variety of steel products including: reinforced bars (“rebar”), hot-rolled carbon and silicon sheets, spiral-weld pipes and high-speed wire. Our aggregate annual production capacity of steel products is 6.3 million metric tons, of which the majority is rebar. Individual industry segments have unique demand drivers, such as rural income, infrastructure construction and energy consumption. Domestic economic conditions are an overall driver for all our products.

Our vision is to become one of the largest and most profitable non-government owned steel companies in China.

Our mission is to acquire Chinese steel companies and increase their profitability and efficiencies with the infusion of applied western management practices, advanced production technologies and capital resources.

Our strategy is to grow through aggressive mergers, joint ventures and acquisitions targeting state-owned enterprise steel companies and selected entities with outstanding potential. We have executed this strategy and consummated controlling interest positions in three joint ventures. We are actively pursuing a plan to acquire additional assets.

We presently have controlling interest in four steel-related subsidiaries:

• Tianjin Daqiuzhuang Metal Sheet Co., Ltd.;

• Baotou Steel - General Steel Special Steel Pipe Joint Venture Co., Ltd.;

• Shaanxi Longmen Iron and Steel Co., Ltd.; and

• Maoming Hengda Steel Group Limited.

Steel Operating Companies

•      Tianjin Daqiuzhuang Metal Sheet Co., Ltd.

Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (“Daqiuzhuang Metal”), started its operation in 1988. Daqiuzhuang Metal’s core business is the manufacturing of high quality hot-rolled carbon and silicon steel sheets which are mainly used in the production of small agricultural vehicles and other specialty markets.

Daqiuzhuang Metal has ten steel sheet production lines capable of processing approximately 400,000 metric tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year. Products are sold through a nation-wide network of 35 distributors and 3 regional sales offices.

Daqiuzhuang Metal uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process and cut coil segments into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x 0.75 to 2.0 mm (thickness). Limited size adjustments can be made to meet order requirements. Products sell under the registered “Qiu Steel” brand name.

On May 14, 2009 Daqiuzhuang Metal changed its name from “Tianjin Daqiuzhuang Metal Sheet Co. Ltd.” to “General Steel (China) Co. Ltd.” to better reflect its role as a merger and acquisition platform for steel company investments in China.

•      Baotou Steel - General Steel Special Steel Pipe Joint Venture Co., Ltd.

On April 27, 2007, Daqiuzhuang Metal and Baotou Iron and Steel Group Co., Ltd. ("Baotou Steel") entered into an Amended and Restated Joint Venture Agreement (the "Agreement"), amending the Joint Venture Agreement entered into on September 28, 2005 ("Original Joint Venture Agreement"). The Amended and Restated Joint Venture Agreement increased Daqiuzhuang Metal's ownership interest in the Joint Venture to 80%. The joint venture company’s name is Baotou Steel - General Steel Special Steel Pipe Joint Venture Company Limited (“Baotou Steel Pipe Joint Venture”).

Baotou Steel Pipe Joint Venture received its business license on May 25, 2007. It has four production lines capable of producing 100,000 metric tons of double spiral-weld pipes. These pipes are used in the energy sector primarily to transport oil and steam. Pipes produced at the mill have a diameter ranging from 219-1240mm; a wall thickness ranging from 6-13mm; and a length ranging from 6-12m. Presently, Baotou Steel Pipe Joint Venture sells its products using an internal sales force to customers in the Inner Mongolia Autonomous Region and the northwest region of China.

This joint venture started production and testing operations in the second quarter 2007 and began to generate revenue in the third quarter 2007.

•      Shaanxi Longmen Iron and Steel Co., Ltd.

Effective June 1, 2007 through two subsidiaries, Daqiuzhuang Metal and Tianjin Qiu Steel Investment Co., Ltd., we entered into a joint venture agreement with Shaanxi Longmen Iron & Steel Group Co., Ltd. (“Long Steel Group”) to form Shaanxi Longmen Iron and Steel Co., Ltd. (“Longmen Joint Venture”). Through our two subsidiaries, we invested approximately $39 million cash and collectively hold approximately 60% of the Longmen Joint Venture.

Long Steel Group, located in Hancheng city, Shaanxi province, in China’s central region, was founded in 1958 and incorporated in 2002. Long Steel Group operates as a fully-integrated steel production facility.  Less than 10% of steel companies in China have fully-integrated steel production capacity.

The Longmen Joint Venture, assumed existing operating units of the Long Steel Group. The Long Steel Group contributed most of its working assets to the Longmen Joint Venture. Currently, the Longmen Joint Venture has four branch offices, seven subsidiaries under direct control and eight entities in which we have non-controlling interest.  It employs approximately 5,750 full-time workers.

Transportation Facility: The Longmen Joint Venture operates transportation services through its Changlong Branch, located in Hancheng city, Shaanxi province. Changlong Branch owns 126 vehicles and provides transportation services exclusively to the Longmen Joint Venture.

Coke Operation: We, through our subsidiary, the Longmen Joint Venture, own 22.76% of Hancheng Tongxing Metallurgy Co., Ltd. (“Tongxing”). Located in Hancheng city, Shaanxi province, Tongxing produces approximately 200,000 metric tons of second grade coke per month.  Tongxing sells all of its output to Longmen JV.

We do not own iron pelletizing facilities.

The Longmen Joint Venture’s products are categorized within the steel industry as “longs” (referencing their shape). Rebar is generally considered a regional product because its weight and dimension make it ill-suited for cost-effective long-haul ground transportation. By our estimates, the provincial market demand for rebar is six - eight million metric tons per year. Slightly more than half of this demand radiates from Xi’an, the province capital, located 180km from the Longmen Joint Venture main site. According to Xi’an Steel Market Statistics dated April 7, 2009, we estimate in Xi’an we have a 72% market share.

An established regional network of 24 agents and two sales offices sell the Longmen Joint Venture’s products. All products sell under the registered brand name of “Yulong” which enjoys strong regional recognition and awareness. Rebar and billet products carry ISO 9001 and 9002 certification and many other products have won national quality awards. Products produced at the facility have been used in the construction of the Yangtze River Three Gorges Dam, Xi’an International Airport, the Xi Han, Xi Tong and Xi Da provincial expressways, and are currently being used in the construction of the Xi’an city subway system.

On September 24, 2007, Longmen Joint Venture acquired controlling interest in two subsidiaries of Long Steel Group: Longmen Iron and Steel Group Co., Ltd. Environmental Protection Industry Development Co., Ltd. and Longmen Iron and Steel Group Co., Ltd. Hualong Fire Retardant Materials Co., Ltd.

The Longmen Joint Venture entered into an equity transfer agreement with Long Steel Group to acquire its 74.92% ownership interest in its subsidiary, Longmen Iron and Steel Group Co., Ltd. Environmental Protection Industry Development Co., Ltd. (“EPID”). The Joint Venture paid $2.4 million (RMB18,080,930) in exchange for the ownership interest. The facility utilizes solid waste generated from the steel making process to produce construction products including, building blocks, landscape tiles, curb tops, ornamental tiles.

At the same time, the Longmen Joint Venture also entered into a second equity agreement with the Long Steel Group to acquire its 36% ownership interest in its subsidiary, Longmen Iron and Steel Group Co., Ltd. Hualong Fire Retardant Materials Co., Ltd. (“Hualong”). The Joint Venture paid $430,000 (RMB3,287,980) in exchange for the ownership interest. The Joint Venture is the largest shareholder in the company. The facility produces fire-retardant materials used in various processes in the production of steel.

On January 11, 2008, Longmen Joint Venture completed its acquisition of a controlling interest in Hancheng Tongxing Metallurgy Co., Ltd. (“Tongxing”). Longmen Joint Venture contributed its land use right of 21.45 hectares (approximately 53 acres) with an appraised value of approximately $4.1 million (RMB30,227,333). Pursuant to the agreement, the land will be converted into shares valued at approximately $3.1 million (RMB22,744,419), providing the Joint Venture a stake of 22.76% ownership in Tongxing and making it Tongxing’s largest and controlling shareholder. Tongxing has two core operating areas: coking coal production and rebar processing. Its coking coal operations have an annual production capacity of 300,000 metric tons. Its rebar processing facility has an annualized rolling capacity of 300,000 metric tons.

•      Maoming Hengda Steel Group Limited

On June 25, 2008, through our subsidiary Qiu Steel Investment, we acquired 99% of Maoming Hengda Steel Group, Limited (“Maoming”) for approximately $7.3 million (RMB50 million). Maoming’s core business is the production of high-speed wire and rebar, products used in the construction industry. Located on 140 hectares (approximately 346 acres) in Maoming city, Guangdong province, the facility has two production lines capable of producing 1.8 million tons of 5.5mm to 16mm diameter high-speed wire and 12mm to 38mm diameter rebar each year. The products are sold through 9 distributors targeting customers in Guangxi province and the western region of Guangdong province.

The facility had been operating at approximately 10% of capacity due to, we believe, a misdirected corporate focus of the previous owners.

In April 2009 we moved the rebar processing line capable of producing 800,000 tons to the Longmen Joint Venture.

Operating Information Summary by Subsidiaries

	Daqiuzhuang Metal	Baotou Steel Pipe Joint Venture	Longmen Joint Venture	Maoming

Annual Production Capacity (metric tons)	400,000	100,000	4.8 million	1 million

Main Products	Carbon/Silicon Sheet	Spiral-weld pipe	Rebar	High-speed wire

Main Application	Light Agricultural Vehicles	Energy transport	Infrastructure and Construction	Infrastructure and Construction

Stock listing

We obtained listing approval from the American Stock Exchange (“AMEX”) on September 28, 2007. The stock officially started to trade on AMEX on October 3, 2007 under the ticker symbol “GSI”.  On March 6, 2008, we changed our principal trading market from the AMEX to the NYSE Arca and officially started to trade under the same ticker symbol “GSI”.

On July 25, 2008, we received authorization to list our common stock on the New York Stock Exchange (“NYSE”). On August 8, 2008, our common stock officially started to trade on the NYSE under the same ticker symbol “GSI”.

Address and Telephone Number

Our principal executive offices are located Kun Tai International Mansion Building, Suite 2315, Yi No. 12, Chaoyangmenwai Avenue, Chaoyang District, Beijing, China 100020 and our telephone number is +86(10)58797346. Our Internet address is www.gshi-steel.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive technical reference only.

THIS OFFERING

The Selling Shareholders named in this prospectus may sell up to 2,745,914 shares of our common stock.  Such shares are issuable to the Selling Shareholders upon exercise of Warrants issued as part of our private placement that closed on December 13, 2007, described below in the section entitled “Our December 2007 Private Placement” and elsewhere in this prospectus.  We will not receive any proceeds from the resale of our Common Stock pursuant to this offering.  We may also receive some proceeds if any of the Selling Shareholders exercise their Warrants through cash exercise.

Common stock outstanding prior to the resale of any Shares included in this prospectus (on January 29, 2010)	51,618,595
Common stock being offered for resale to the public in accordance herewith	2,745,914
Common stock outstanding after the completion of this resale offering	54,364,509
Percentage of common stock outstanding before this resale offering that Shares being registered for resale represent	5.3%

OUR DECEMBER 2007 PRIVATE PLACEMENT

On December 13, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors pursuant to which we sold an aggregate of $40,000,000 worth of convertible notes (“Notes”), in a private placement (the “Private Placement”) under Rule 506 of the Securities Act of 1933, as amended, which were initially convertible into 3,207,698 Shares using the initial conversion price of $12.47 per share and applicable interest rates.

The Notes bear initial interest at 3% per annum which begins accruing on the issuance date and is computed on the basis of a 360-day year and twelve 30-day months. Interest is payable in arrears semiannually on January 15 and July 15 of each year (each, an “Interest Date”), with the first interest date being January 15, 2008. The interest rate increases each year as specified in the Notes from 3% on the first year, to 5% on the second year, 7% on the third year, and 10% on both the fourth and fifth year, all of which are payable semi-annually in cash or shares of our common stock.  The Company may redeem the Notes at 100% of the principal amount, plus any accrued interest, beginning December 13, 2008, provided the market price of the Common Stock is at least 150% of the then applicable conversion price for 30 consecutive trading days prior to the redemption.  The Notes have a five year term through December 12, 2012, and are convertible into shares of our Common Stock, subject to customary anti-dilution adjustments. The initial conversion price of the Notes was $12.47 per share.  The Notes include a conversion price reset provision which was triggered resulting in a reduction of the conversion price from $12.47 per share to $4.2511 per share.  As of January 29, 2010 approximately $36.7 million of the convertible notes had been converted, causing in the issuance of 9,578,518 shares of our Common Stock.

Warrants (“Warrants”) to purchase an additional aggregate amount of 1,154,958 Shares were also sold to the purchasers in the Private Placement.  The Warrants may be exercised at any time on or after the initial exercise eligibility date of May 13, 2008, but not after 11:59 p.m., New York time, on the expiration date of May 13, 2013, at an exercise price of $13.51 per share. The number of Shares issuable upon exercise of the Warrants will be adjusted due to dividends and changes in our capital stock structure.  The Warrants also include anti-dilution provisions which require a reduction in the exercise price of the Warrants and an increase in the number of shares of common stock underlying the Warrants upon the occurrence of dilutive issuances by us, including the adjustments described below under the heading “Our December 2009 Registered Direct Offering.”

 Under this private placement, we received $40,000,000 in the aggregate, with net proceeds of $36,405,500 after deducting $3,594,500 paid for commissions and legal expenses.

OUR DECEMBER 2009 REGISTERED DIRECT OFFERING

On December 24, 2009, we entered into a Securities Purchase Agreement whereby we agreed to sell 5,555,556 shares of Common Stock and warrants to purchase 2,777,778 shares of Common Stock to certain institutional investors (the “Registered Direct Offering”).  The Registered Direct Offering closed on December 30, 2009 and as a result, we received $25,000,000 in aggregate proceeds.  Pursuant to the provisions of the Warrants issued to the purchasers in our December 2007 private placement and through negotiations relating to the Registered Direct Offering, we agreed to reduce the exercise price of such Warrants from $13.51 per share to $5.00 per share.  Under the terms of the Warrants issued in the Private Placement, in addition to this reduction in exercise price the number of shares of Common Stock that are issuable upon exercise of such Warrants is increased by an additional 2,745,914 such that the total Shares subject to such Warrants is now increased from 1,154,958 to 3,900,872.  This Registration Statement registers for resale by the Selling Shareholders the additional 2,745,914 shares of Common Stock which are now issuable to investors upon exercise of the Warrants sold in the Private Placement as a result of us completing the Registered Direct Offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement on Form S-3, of which this prospectus is a part, that we have filed with the SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before investing in our securities. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the trading price of our securities, causing you to lose all or part of your investment.

Risks Related to Our Business

We face substantial competition which, among other things, may lead to price pressure and adversely affect our sales.

We compete with other market players on the basis of product quality, responsiveness to customer needs and price. There are two types of steel and iron companies in China: state-owned enterprises (“SOEs”) and privately owned companies.

Criteria important to our customers when selecting a steel supplier include:

•	Quality;

•	Price/cost competitiveness;

•	System and product performance;

•	Reliability and timeliness of delivery;

•	New product and technology development capability;

•	Excellence and flexibility in operations;

•	Degree of global and local presence;

•	Effectiveness of customer service; and

•	Overall management capability.

We compete with both SOEs and privately owned steel manufacturers. While we believe that our price and quality are superior to other manufacturers, many of our competitors are better capitalized, more experienced, and have deeper ties in the Chinese marketplace. We consider there to be the following ten major competitors of similar size, production capability and product line in the market place competing against our four operating subsidiaries as indicated:

•  Competitors of Daqiuzhuang Metal include: Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant;

•  Competitors of Longmen Joint Venture include: Shanxi Haixin Iron and Steel Co., Ltd. and Gansu Jiuquan Iron and Steel Co., Ltd.;

•  Competitors of Baotou Steel Pipe Joint Venture include: Tianjin Bo Ai Steel Pipe Co., Hebei Cangzhou Zhong Yuan Steel Pipe Co., and Shanxi Taiyuan Guo Lian Steel Pipe Co.; and

•  Competitors of Maoming include: Guangdong Shao Guan Iron and Steel Group and Zhuhai Yue Yu Feng Iron and Steel Co., Ltd.

In addition, with China’s entry into the World Trade Organization and China’s agreements to lift many of the barriers to foreign competition, we believe that competition will increase as a whole with the entry of foreign companies into this market. This may limit our opportunities for growth, lead to price pressure and reduce our profitability. We may not be able to compete favorably and this increased competition may harm our business, our business prospects and results of operations.

 Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we might not be able to maintain our profitability or we may incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

• Implement our business model and strategy and adapt and modify them as needed;

• Increase awareness of our brands, protect our reputation and develop customer loyalty;

• Manage our expanding operations and service offerings, including the integration of any future acquisitions;

• Maintain adequate control of our expenses;

• Anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation; and

• Anticipate mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise additional capital from outside sources. Our strategy is to grow through aggressive mergers, joint ventures and acquisitions targeting SOE steel companies and selected entities with outstanding potential. Our growth strategy will require us to obtain additional financing through capital markets. In the future, we may be unable to obtain the necessary financing on a timely basis and on favorable terms, and our failure to do so may weaken our financial position, reduce our competitiveness, limit our growth and reduce our profitability. Our ability to obtain acceptable financing at any given time may depend on a number of factors, including:

• Our financial condition and results of operations,

• The condition of the PRC economy and the industry sectors in which we operate, and

•  Conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

Disruptions in world financial markets and the resulting governmental action of the United States and other countries could have a material adverse impact on our ability to obtain financing, our results of operations, financial condition and cash flows and could cause the market price of our common shares to decline.

The current deep and potentially prolonged global recession that officially began in the United States in December 2007 has, since the beginning of the third quarter of 2008, had a material adverse effect on demand for our products and consequently the results of our operations, financial condition and cash flows. In mid-February 2009, the Federal Reserve warned that the United States economy faces an “unusually gradual and prolonged” period of recovery from this deep and recessionary period.

The credit markets worldwide and in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States government and foreign governments have either implemented or are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements.

The uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide. Major market disruptions and the current adverse changes in global market conditions, and the regulatory climate in the United States and worldwide, may adversely affect our business or impair our ability to borrow funds as needed. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.

We have made and may continue to make acquisitions which could divert management's attention, cause ownership dilution to our stockholders, or be difficult to integrate, which may adversely affect our financial results.

We have made several acquisitions, and it is our current plan to continue to acquire companies and technologies that we believe are strategic to our future business. Integrating newly acquired businesses or technologies could put a strain on our resources, could be costly and time consuming, and might not be successful. Such acquisitions could divert our management's attention from other business concerns. In addition, we might lose key employees while integrating new organizations. Acquisitions could also result in customer dissatisfaction, performance problems with an acquired company or technology, potentially dilutive issuances of equity securities or the incurrence of debt, the assumption or incurrence of contingent liabilities, possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business. We might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenues and cost benefits.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage such an expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. It is possible that we may not be able to obtain the required financing under terms that are acceptable to us or hire additional personnel to meet the needs of our expansion.

Our business, revenues and profitability are dependent on a limited number of large customers.

Our revenue is dependent, in large part, on significant contracts with a limited number of large customers. For the three months ended September 30, 2009, approximately 27% of our sales were to five customers. For the nine months ended September 30, 2009, approximately 20% of our sales were to five customers. These customers accounted for 24% of total account receivables as of September 30, 2009.  We believe that revenue derived from our current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts or the loss of, or significant reduction in purchases by, one or more of our major customers would have the effect of reducing our revenues and profitability.

Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions in China.

Steel consumption is cyclical and worldwide overcapacity in the steel industry and the availability of alternative products have resulted in intense competition, which may have an adverse effect on profitability and cash flow.

Steel consumption is highly cyclical and follows general economic and industrial conditions both worldwide and in regional markets. The steel industry has historically been characterized by excess world supply, which has led to substantial price decreases during periods of economic weakness. Future economic downturns could decrease the demand for our products. Substitute materials are increasingly available for many steel products, which further reduces demand for steel.

We may not be able to pass on to customers the increases in the costs of our raw materials, particularly iron-ore and steel.

The major raw materials that we purchase for production are iron-ore and steel coil. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be impaired by further increases in raw material costs to the extent we are unable to pass those increases to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

The price of steel may decline due to an overproduction by the Chinese steel companies.

According to the survey conducted by China Iron and Steel Association, there are more than 1,100 steel companies in China. Among those, only 25 companies have over 5 million metric tons of production capacity. Each steel company has its own production plan. The Chinese government posted a new guidance on the steel industry to encourage consolidation within the fragmented steel sector to mitigate problems of low-end repetitive production and inefficient use of resources. The current situation of overproduction may not be solved by these measures posted by the Chinese government. If the current state of overproduction continues, our product shipments could decline, our inventory could build up and eventually we may be required to decrease our sales price, which may eventually decrease our profitability.

Disruptions to our manufacturing processes could adversely affect our operations, customer service and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated malfunctions or other events, such as fires or furnace breakdowns. Although our manufacturing plants have not experienced plant shutdowns or periods of reduced production as a result of such equipment failures or other events, we may experience such problems in the future. To the extent that lost production as a result of such a disruption could not be recovered by unaffected facilities, such disruptions could have an adverse effect on our operations, customer service and financial results.

Because we are a holding company with substantially all of our operations conducted through our subsidiaries, our performance will be affected by the performance of such subsidiaries.

We have no operations independent of those of Daqiuzhuang Metal, Baotou Steel Pipe Joint Venture, Longmen Joint Venture and Maoming, and our principal assets are our investments in these subsidiaries. As a result, we are dependent upon the performance of Daqiuzhuang Metal, Baotou Steel Pipe Joint Venture, Longmen Joint Venture and Maoming and we will be subject to the financial, business and other factors affecting them as well as general economic and financial conditions. As substantially all of our operations are and will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are and will be held by operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the claims of our stockholders only after all of our subsidiaries’ liabilities and obligations have been paid in full.

We depend on acquiring companies to fulfill our growth plan.

An important element of our planned growth strategy is the pursuit and acquisitions of other businesses that increase our existing production capacity. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining employees of the acquisition, challenges in retaining customers, and potential adverse short-term effects on operation results. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

We depend on bank financing for our working capital needs.

We have various financing facilities which are due on demand or within one year. So far, we have not experienced any difficulties in repaying such financing facilities. However, we may in the future encounter difficulties to repay or refinance such loans on time and may face severe difficulties in our operations and financial position.

We rely on Mr. Zuosheng Yu for important business leadership.

We depend, to a large extent, on the abilities and operations of our current management team. However, we have a particular reliance upon Mr. Zuosheng Yu, our Chairman, Chief Executive Officer and majority shareholder, for the direction of our business and leadership in our growth effort. The loss of the services of Mr. Yu, for any reason, may have a material adverse effect on our business and prospects. We cannot guarantee that Mr. Yu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Yu on a timely basis.

There have been historical deficiencies with our internal controls which require further improvements, and we are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE Market. Any such action could adversely affect our financial results and the market price of our stock.

We do not presently maintain product liability insurance in China, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance in China. We cannot assure you that we would not face liability in the event of the failure of any of our products.

We have purchased automobile insurance with third party liability coverage for our vehicles. In addition, we have purchased property insurance from China United Property Insurance Company to cover real property and plant. Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in China. In the event of a significant product liability claim or other uninsured event, our financial results and the price of our common stock may be adversely affected.

Risks Related to Operating Our Business in China

We face the risk that changes in the policies of the Chinese government could have significant impact upon the business we may be able to conduct in China and the profitability of such business.

The economy of China is transitioning from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that China will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests through, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, the Chinese government may significantly alter such policies, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

The Chinese laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation, we could be subject to sanctions. In addition, any changes in such Chinese laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Along with our subsidiaries, we are considered foreign persons or foreign funded enterprises under Chinese laws, and as a result, we are required to comply with Chinese laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the Chinese authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatment issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our businesses. We may be subject to sanctions, including fines, and could be required to restructure our operations. Such restructuring may not be deemed effective or encounter similar or other difficulties. As a result of these substantial uncertainties, there is a risk that we may be found in violation of any current or future Chinese laws or regulations.

A slowdown or other adverse developments in the Chinese economy may materially and adversely affect our customers, demand for our services and our business.

All of our operations are conducted in China and all of our revenues are generated from sales to businesses operating in China. Although the Chinese economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the Chinese economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our products and in turn adversely affect our results of operations and our productivity.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth.

If relations between the United States and China deteriorate, our stock price may decrease and we may experience difficulties accessing the United States capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could impact the market price of our common stock and our ability to access United States capital markets.

The Chinese Government could change its policies toward private enterprises, which could result in the total loss of our investments in China.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Conducting our business might become more difficult or costly due to changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises. In addition, nationalization or expropriation could result in the total loss of our investments in China.

The Chinese State Administration of Foreign Exchange, or SAFE, requires Chinese residents to register with, or obtain approval from SAFE regarding their direct or indirect offshore investment activities.

China’s State Administration of Foreign Exchange Regulations regarding offshore financing activities by Chinese residents has undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy. A failure by our shareholders who are Chinese residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our Chinese resident shareholders to liability under Chinese law.

Our business, results of operations and overall profitability are linked to the economic, political and social conditions in China.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy may negatively affect our business operations, results of operations and our financial condition.

Governmental control of currency conversion may cause the value of your investment in our common stock to decrease.

The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from China’s State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may cause the value of your investment in our common stock to decrease.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As we rely entirely on revenues earned in China, our cash flows, revenues and financial condition will be affected by any significant revaluation of the Renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, if the Renminbi appreciates against the U.S. dollar, the Renminbi equivalent of the US dollar we convert would be reduced. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994, China pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has affected our business. However, there have been indications that the Chinese government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. In July 2005, the Chinese government revalued the Renminbi by 2.1% against the U.S. dollar, moving from Renminbi 8.28 to Renminbi 8.11 per dollar. If the pegging of the Renminbi to the U.S. dollar is loosened, we anticipate that the value of the Renminbi will appreciate against the dollar with the consequences discussed above. As of September 30, 2009, the exchange rate of the Renminbi to the U.S. dollar was 6.82 yuan to 1 dollar.

We are subject to environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China. We may incur substantial costs or liabilities in connection with these requirements. Additionally, these regulations may become stricter, which will increase our costs of compliance in a manner that could reduce our overall profitability. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a significant expense linked to the conduct of our business.

Our operating subsidiaries must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of China. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. If we fail to comply with any of these environmental laws and regulations in China, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Because the Chinese legal system is not fully developed, our legal protections may be limited.

The Chinese legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, China’s legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, China has not developed a fully integrated legal system and the array of new laws and regulations may not be sufficient to cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, published government policies and internal rules may have retroactive effects and, in some cases, the policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later. The laws of China govern our contractual arrangements with our affiliated entities. The enforcement of these contracts and the interpretation of the laws governing these relationships are subject to uncertainty. For the above reasons, legal compliance in China may be more difficult or expensive.

Risks Related to Our Common Stock

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 46.3% of our common stock. Mr. Zuosheng Yu, our major shareholder, beneficially owns approximately 45.9% of our common stock. Mr. Yu can effectively control us and his interests may differ from other stockholders.

All our subsidiaries are located in China and substantially all of our assets are located outside the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the United States and China and, even if civil judgments are obtained in United States courts, such judgments may not be enforceable in Chinese courts. All our directors and officers reside outside of the United States. It is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other steel makers, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Investors may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in December 2007.

Shares of our common stock are issuable upon conversion of approximately $40 million worth of the senior convertible notes and warrants to purchase common stock issued in connection with such notes.  The notes and warrants were issued in December 2007.  The senior convertible notes were initially convertible into 4,170,009 shares of our common stock based on a conversion price of $12.47 per share and applicable interest rates.  Upon the exercise of the warrants, an additional aggregate amount of 3,900,872 shares of our common stock is issuable based upon the current exercise price of $5.00 per share.  The senior convertible notes have a five year term through December 12, 2012, and the warrants are exercisable from May 13, 2008, to May 13, 2013.  The conversion price of the notes and the exercise price of the warrants (and shares issuable under the warrants) are each subject to adjustment under certain customary circumstances, including, among others, if the sale price of securities issued by us in subsequent offerings is less than the conversion or exercise prices then in effect.  In accordance with the terms of the notes, the conversion price was adjusted and reset to $4.2511, being the market price on May 7, 2009.  This adjustment was required if the conversion price exceeded the market price (as determined in accordance with the notes) on May 7, 2009.   As of January 29, 2010, approximately $36.7 million of the convertible notes had been converted, resulting in the issuance of 9,578,518 shares of our common stock.  The issuance of shares of our common stock upon conversion of the notes and exercise of the warrants (including any increased amount of shares following any reductions in conversion or exercise prices) will dilute current shareholders’ holdings in our company.

ADDITIONAL INFORMATION REGARDING
OUR DECEMBER 2007 PRIVATE PLACEMENT

EXEMPTION FROM REGISTRATION

As described under “Our December 2007 Private Placement” above, we issued securities in connection with our private placement in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”).

PURCHASE PRICE

Our securities were offered at a price of $1,000 for each $1,000 of principal amount of convertible promissory notes (“Notes”) and accompanying warrants (“Warrants”) to purchase our common stock to be purchased by each purchaser at the Closing.

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT

The Registration Rights Agreement entered into in connection with the private placement, required our company to file with the Commission a registration statement registering the shares of Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants issued in connection with the private placement (the “Registrable Securities”) for unrestricted distribution and public resale by the holders of such Registrable Securities.

WARRANTS ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT

The investors who were issued Warrants were initially granted the right to purchase in the aggregate up to a maximum additional 1,154,958 shares of Common Stock, subject to adjustment due to dividends and changes in our capital stock structure.  The Warrants may be exercised at any time on or after the initial exercise eligibility date of May 13, 2008, but not after 11:59 p.m., New York time, on the expiration date of May 13, 2013.  The Warrants had an initial exercise price of $13.51 per share, which subsequently was reduced to $5.00 per share (which resulted in an increase in the number of Shares issuable upon exercise to 3,900,872),  as discussed above in “Our December 2009 Registered Direct Offering.”

SENIOR CONVERTIBLE NOTES ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT

The Notes bear initial interest at 3% per annum which begins accruing on the issuance date and is computed on the basis of a 360-day year and twelve 30-day months. Interest is payable in arrears semiannually on January 15 and July 15 of each year (each, an “Interest Date”), with the first interest date being January 15, 2008. The interest rate increases each year as specified in the Notes from 3% on the first year, to 5% on the second year, 7% on the third year, and 10% on both the fourth and fifth year, all of which are payable semi-annually in cash or shares of our common stock.  The Company may redeem the Notes at 100% of the principal amount, plus any accrued interest, beginning December 13, 2008, provided the market price of the Common Stock is at least 150% of the then applicable conversion price for 30 consecutive trading days prior to the redemption.  The Notes have a five year term through December 12, 2012, and are convertible into shares of our common stock, subject to customary anti-dilution adjustments. The initial conversion price was $12.47 per share.  The Notes include a conversion price reset provision which was triggered resulting in a reduction of the conversion price of the Notes from $12.47 per share to $4.2511 per share.  As of January 29, 2010 approximately $36.7 million of the convertible notes had been converted, resulting in the issuance of 9,578,518 shares of our common stock.

INDEMNIFICATION

We have agreed to indemnify the Selling Shareholders from all liability and losses resulting from any misrepresentations or breaches made by our company in connection with the Securities Purchase Agreement, other related agreements, or the registration statement. The Selling Shareholders have agreed to indemnify us from all liability and losses resulting from any misrepresentations furnished by such selling shareholder in writing to us specifically for use in such registration statement or prospectus to the extent of the net proceeds actually received by the selling shareholder from the sale of Registrable Securities.

MANDATORY REGISTRATION

The following registration requirements are included in the Registration Rights Agreement entered into by and among the Company and the investors in our December 2007 Private Placement (the “Registration Rights Agreement”) which required the Company to file the initial registration statement on Form S-1 registering the shares underlying the Notes and Warrants, as well as this registration statement.

a.           Initial Mandatory Registration. We were required to prepare, and, as soon as practicable but in no event later than sixty days following December 13, 2007, file with the SEC a registration statement (the “Initial Registration Statement” covering the resale of at least the number of shares of common stock equal to the Initial Required Registration Amount (as defined in the Registration Rights Agreement) determined as of date the Registration Statement is initially filed with the SEC. We were required to use our reasonable best efforts to have the Initial Registration Statement declared effective by the SEC as soon as practicable, but in no event later than 180 following December 13, 2007, due to the level of review given to the registration statement my the SEC. The Initial Registration Statement was declared effective by the SEC on May 7, 2008.

b.           Additional Mandatory Registrations. We were required to prepare, and, file with the SEC additional registration statements to register any remaining shares of our common stock issuable upon conversion of the Notes and upon exercise of the Warrants that were not registered on the Initial Registration Statement.  Pursuant to the Registration Rights Agreement, we are required to file additional registration statements to covering the resale of all of the Additional Registrable Securities (as defined in the Registration Rights Agreement) not previously registered on a prior registration statement.  The additional 2,745,914 shares of common stock which are now issuable to investors upon exercise of the Warrants sold in our December 2007 private placement as a result of our completion the Registered Direct Offering are being registered on this registration statement as required by the Registration Rights Agreement.

Payments Made in Connection with Our December 2007 Private Placement of Notes and Warrants

Placement Fee Paid	Amount of Payment Made ($)
Merriman Curhan Ford & Co.—payments made	2,473,500	(1)
Jian Ke—payments made	1,889,500	(2)
Net proceeds to the issuer from the sale of the Notes	$51,240,482.58	(3)
The total possible payments to all selling security holders and any of their affiliates in the first year following the sale of the Notes.	$1,200,000

A commission of $2,800,000, or 7% of the total proceeds received by the Company in the sale of the Notes and Warrants (the “Private Placement”), was paid in cash by us to Merriman Curhan Ford & Co. and Jian Ke at the closing of the financing as a commission for acting as our financial agents in the Private Placement. This cash commission was split between the financial agents with approximately 60% of the commission, or $1,692,000, being paid to Merriman Curhan Ford & Co. and 40% of the commission, or $1,108,000, being paid to Jian Ke.

 (1) This dollar amount includes 75,000 shares of the Company’s Common Stock issued to each of Merriman Curhan Ford & Co. and Jian Ke as a commission for acting as a financial agent to the Company in the Private Placement for which the initial Form S-1 was filed. The Shares are valued at $781,500, which was determined by multiplying the 41,629 Shares of the Company’s common stock issued to Merriman Curhan Ford & Co., by $10.42, the average high and low sale price of the Company’s common stock quoted on the American Stock Exchange on December 13, 2007, the date the Private Placement closed. The remaining $1,692,000 of the commission paid to Merriman Curhan Ford & Co. was paid in cash.

(2) This dollar amount includes 75,000 shares of the Company’s Common Stock issued to Jian Ke as a commission for acting as a financial agent to the Company in the Private Placement. The shares are valued at $781,500, which was determined by multiplying the 41,629 Shares of the Company’s common stock issued to Jian Ke, by $10.42, the average high and low sale price of the Company’s common stock quoted on the American Stock Exchange on December 13, 2007, the date the Private Placement closed. The remaining $1,108,000 of the commission paid to Jian Ke was paid in cash.

(3) This dollar amount includes $40,000,000, representing the total sale price of the convertible notes and Warrants, and $15,603,482.58 representing the exercise price to be paid to the Company if all Warrants issued as part of the transaction are exercised. The conversion price of the notes and exercise price of the Warrants are all above the current market price. Other than interest payments, there are no other payments to be made to the Selling Shareholders or their affiliates.

EXPLANATORY NOTE

The tables and information set forth below in the remainder of this Section disclose certain information relating to transaction expenses and total proceeds that may be received by us under the circumstances provided.  As described in more detail in each table and the related footnotes below, some of the information provided is as of prior dates, including the date of the actual sale of the promissory notes and Warrants, and effectiveness of the initial Form S-1 registering the shares of common stock underlying the Notes and the Warrants.  Additionally, some of the information is also based on calculations pertaining to prior amounts outstanding under the Notes and the prior conversion rate.  You are advised that in accordance with the terms of the Notes, on May 7, 2009, the conversion price was adjusted and reset to $4.2511 per share, being the Market Price (as defined in the Notes) on such date.  This adjustment was required to be made if the conversion price exceeded the market price (as determined in accordance with the Notes) on May 7, 2009.   In addition, as of September 30, 2009, approximately $36.7 million of the Notes had been converted, resulting in the issuance of 9,578,518 shares of our common stock.   Only approximately $3.3 million of the Notes remain outstanding.  As of January 29, 2010, none of the Warrants had been exercised and the exercise price of the Warrants had been reduced to $5.00 per share as discussed above in “Our December 2009 Registered Direct Offering.”

Total Possible Profit for Selling Shareholders from Conversion Discount for Securities Underlying Warrants and Notes

Market price per share of the securities underlying the Notes on the date of the sale of the Notes	$10.42	(1)

Conversion price per share of the underlying securities on the date of the sale of the Notes	$12.47	(2)

Total possible Shares underlying the Notes (assuming no interest payments and complete conversion throughout the term of the note)	3,207,699	(2)

Combined market price of the total number of shares underlying the Notes, calculated by using the market price per share on the date of the sale of the convertible notes and the total possible shares underlying the Notes	$33,424,223.58	(1)

Total possible shares the selling security holders may receive and the combined conversion price of the total number of shares underlying the Notes calculated by using the conversion price on the date of the sale of the Notes and the total possible number of shares the selling security holders may
	3,207,699 shares
receive	$40,000,006.53	(2)

Total possible discount to the market price as of the date of the sale of the Notes, calculated by subtracting the total conversion price on the date of the sale of the Notes from the combined market price of the total number of shares underlying the Notes on the date of sale
	The Notes were not sold at a discount to market

(1) The average high and low sale price of the Company’s Shares quoted on the American Stock Exchange on December 13, 2007, the date the Private Placement closed.

(2) Calculated using the initial conversion price of $12.47.  As described above, in accordance with the Notes and Stock Purchase Agreement, the conversion price was adjusted and reset to $4.2511, being the Market Price (as defined in the Notes) on May 7, 2009.  The total number of Shares underlying the Notes listed in the table above is calculated using the initial conversion price of $12.47.

Total Profits to be Realized Resulting from Any Conversion Discounts for Securities Underlying Warrants and Notes

Market price per share of the underlying securities on the date of the sale of that other security	$10.42	(1)

Exercise price per share as of the date of the sale of Warrants to purchase Shares	$13.51

Total possible shares to be received under the Warrants (assuming complete exercise)	1,154,958

Combined market price of the total number of underlying Shares, calculated by using the market price per share on the date of the sale of the Warrants and the total possible Shares to be received	$12,034,662.36	(1)

Total possible Shares to be received and the combined conversion price of the total number of Shares underlying Warrants calculated by using the exercise price on the date of the sale of the Warrants and the total possible number of
	1,154,958 shares
underlying Shares	$15,603,482.58	(2)

Total possible discount to the market price as of the date of the sale of the Warrants, calculated by subtracting the total exercise price on the date of the sale of the Warrants from the combined market price of the total number of underlying Shares on the date
	The Warrants were not sold at a discount to market

 (1) The average high and low sale price of the Company’s common stock quoted on the American Stock Exchange on December 13, 2007, the date the Private Placement closed.

 (2) This does not include the adjustment to the warrant exercise price and the number of Shares underlying the Warrants resulting from our December 2009 Registered Direct Offering.

Gross Proceeds Paid or Payable to Issuer, Payments Made by Issuer, Net Proceeds to Issuer

Gross proceeds paid or payable to the issuer in the convertible notes transaction	$55,603,482.58	(1)

All payments that have been made or that may be required to be made by the issuer in this recent private placement	$4,363,000

Resulting net proceeds to the issuer	$51,240,482.58

Combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes and any other warrants, options, notes, or other securities of the issuer that are held by the selling security holders or any affiliates of the selling security holders
	The warrants and convertible notes were not sold at a discount to market

Percentage of the total amount of all possible payments on the private placement and the total possible discount to the market price of the Shares underlying the convertible notes, divided by the net proceeds to the issuer from the sale of the convertible notes, as well as the amount of that resulting percentage averaged over the term of the convertible notes	8.5	%(2)

(1) Includes $40,000,000, representing the total sale price of the convertible notes and warrants, and $15,603,482.58, representing the exercise price to be paid to the Company if all of the warrants are exercised.

(2) This percentage is calculated by dividing the total payments ($4,363,000) plus the total other payments, by the total net proceed from the convertible note transaction ($51,240,482.58).

Prior Security Transactions with Selling Shareholders

The Company has had no prior securities transactions with any of the selling security holders, any affiliates of the selling security holders, or any person with whom any selling security holder has a contractual relationship regarding the transaction.

Number of Shares Outstanding Held by Non-affiliates and Number of Shares Being Registered

Number of Shares outstanding prior to the Notes transaction that are held by persons other than the selling security holders, affiliates of the company, and affiliates of the selling security holders	10,742,965

Number of Shares registered for resale by the selling security holders or affiliates of the selling security holders in prior registration statements	0

Number of Shares registered for resale by the selling security holders or affiliates of the selling security holders that continue to be held by the selling security holders or affiliates of the selling security holders	0

Number of Shares that have been sold in registered resale transactions by the selling security holders or affiliates of the selling security holders	0

Number of Shares registered for resale on behalf of the selling security holders or affiliates of the selling security holders in the current transaction	1,154,958	(1)

 (1) Pertains to the 1,154,958 Shares to be issued upon the exercise of the Warrants pursuant to the Securities Purchase Agreement for the private placement completed on December 13, 2007, while the 2,435,864 Shares underlying the Notes issued in the private placement have been withdrawn and are excluded as the Company is no longer obligated to register the 2,435,864 Shares underlying the Notes for resale.  This number of shares does not include the adjustment to the warrant exercise price and number of Shares underlying the Warrants resulting from our December 2009 Registered Direct Offering.

Company’s Financial Ability to Make Payments Due With Respect to Convertible Notes Transaction

The Company has the intention, and reasonable basis to believe that it will have the financial ability, to make all payments when due with respect to the convertible notes transaction.

The Company has no information indicating any of the selling security holders hold a short position in the Company’s common stock.

Maximum Interest Payments(1)

Maximum Interest dollar amount of potential interest payments assuming no event of default to the Selling Shareholders	$14,000,000.00	(2)

Maximum Interest dollar amount of potential interest payments assuming full term event of default to the Selling Shareholders	$40,454,287.50	(3)

Maximum dollar amount of potential redemption payments to the Selling Shareholders	$10,000,000.00	(4)

Maximum dollar amount of potential liquidated damages payments to the Selling Shareholders	$426,666.67	(5)

(1) The disclosure in this table and the related footnotes assumes that the $40,000,000 original principal amount of the Notes remains outstanding.  You are reminded that as of September 30, 2009, approximately $36.7 million of the convertible notes had been converted and only approximately $3.3 million of the Notes remain outstanding.

(2) Assuming that the $40,000,000 principal balance is neither repaid nor converted then the interest payments will be paid semi-annually on every January 15 and July 15 between the issuance date of December 13, 2007 and the maturity date of December 12, 2012. During the term of the notes, the interest rate increases on an annual basis effective on certain of the anniversaries of the issuance date (i.e. year 1 is 3%, year 2 is 5%, year 3 is 7%, year 4 is 10% and year 5 is 10%). Because the timing of interest dates do not coincide with the issuance date or maturity date we have calculated the interest payment amounts, which we have compounded annually, based on a 360 day year, as follows:

Payment 1: December 13, 2007-January 15, 2008 (32 days) @ 3% = $106,666.67

Payment 2: January 15, 2008-July 15, 2008 (180 days) @ 3% = $600,000.00

Payment 3: July 15, 2008-December 12, 2008 (148 days) @ 3% = $493,333.33 + December 13, 2008-January 15, 2009 (32 days) @5% = $177,777.77

Payment 4: January 15, 2009-July 15, 2009 (180 days) @ 5% = $1,000,000.00

Payment 5: July 15, 2009-December 12, 2009 (148 days) @ 5% = $822,222.22 + December 13, 2009-January 15, 2010 (32 days) @7% = $248,888.88

Payment 6: January 15, 2010-July 15, 2010 (180 days) @ 7% = $1,400,000.00

Payment 7: July 15, 2010-December 12, 2010 (148 days) @ 7% = $1,151,111.11 + December 13, 2009-January 15, 2011 (32 days) @10% = $355,555.55

Payment 8: January 15, 2011-July 15, 2011 (180 days) @ 10% = $2,000,000.00

Payment 9: July 15, 2011-January 15, 2012 (180 days) @ 10% = $2,000,000.00

Payment 10: January 15, 2012-July 15, 2012 (180 days) @ 10% = $2,000,000.00

Payment 11: July 15, 2012-December 12, 2012 (148 days) @ 10% = $1,644,444.44

Total of Payment 1 through Payment 11= $14,000,000.00

(3) If all of the notes were to go into default, a 15% default rate would take effect from the date of default until cured, if so cured. Assuming default for the entire term of the notes the total interest payments would $40,000,000*15% for 5 years compounded annually which equals $40,454,287.50.

(4) Certain Events of Default found in Section 4(a)(i)-(vi) and (ix)-(xv) permit the holder to require the Company to redeem the notes at 125% of face value. This dollar amount is calculated based on the occurrence of one of these events of default at a time when the full principal amount remains outstanding (125%*$40,000,000 = $50,000,000, $50,000,000 - $40,000,000 = $10,000,000). The dollar amount in the table above does not include any late fees that may or may not accrue on payments the Company is obligated to make. A Change of Control also permits the holder to require the Company to redeem the notes at a lesser amount, generally at a 15% pre-tax internal rate of return as of the date of Change of Control.

(5) Pursuant to Section 1(p) of the Registration Rights Agreement relating to this transaction, if the Form S-1 registration statement (No. 333-149217) is declared effective prior to June 10, 2008, no liquidated damages will accrue. If the Form S-1 is not declared effective by June 10, 2008, the Company is required to pay liquidated damages in the amount of 1% of the purchase price, or $400,000. The dollar amount in the table above is calculated based on the assumption that the Form S-1 registration statement (No. 333-149217) is not declared effective prior to June 13, 2008.  We filed the required registration statement on February 13, 2008 and it was declared effective on May 7, 2008.

USE OF PROCEEDS

We are registering the Shares underlying the Warrants pursuant to the registration rights granted to investors in our December 13, 2007 private placement. We will not receive any proceeds from the resale of our common stock under this offering.

We may receive proceeds from the issuance of Shares to the Buyers if they choose to exercise their Warrants through a cash exercise.  If each of the Warrants is exercised through a cash exercise at an exercise price of $5.00 per share, we estimate that we may receive up to an additional $13,729,565. Any proceeds we may receive pertaining to cash exercises of the Warrants will be used for general corporate or working capital purposes, which may include, among other things, capital expenditures, repaying indebtedness, funding acquisitions and investments.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are issuable upon exercise of the Warrants. For additional information regarding the issuance of our Notes issued in the same transaction as the Warrants, see “Our December 2007 Private Placement” and “Additional Information Regarding Our December 2007 Private Placement” above.  We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time. Except for the ownership of the Notes and Warrants issued in our December 2007 Private Placement, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Shares by each of the Selling Shareholders.

This prospectus generally covers the resale of Shares issued or issuable as Warrant Shares pursuant to the terms of the Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. The last two columns of the table below assume the sale of all of the Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of Shares which would exceed 4.99% of our then outstanding Shares following such conversion, excluding for purposes of such determination Warrant Shares which have not been exercised. The number of Shares in the second numerical column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their Shares in this offering. See "Plan of Distribution."

Seller (10)	Number of Shares Owned Prior to Offering	Aggregate Number of Warrant Shares Being Registered	Percentage Holding After Completion of Offering(11)	Number of Shares Owned After Offering

Capital Ventures International (1)	1,462,826	1,029,717	*	433,109

Hudson Bay Overseas Fund, Ltd. (2)	1,486,198	691,035	1.5%	795,163

Hudson Bay Fund, LP (3)	833,968	388,709	*	445,259

Whitebox Intermarket Partners, LP (4)(5)	390,088	274,592	*	115,496

Whitebox Combined Partners, LP (4)(6)	267,549	188,334	*	79,215

Whitebox Hedged High Yield Partners, LP (4)(7)	126,454	89,014	*	37,440

Whitebox Convertible Arbitrage Partners, LP (4)(8)	90,743	63,876	*	26,867

IAM Mini-Fund 14 Limited (4)(9)	29,317	20,637	*	8,680

TOTAL:	4,687,143	2,745,914	3.8%	1,941,229

* indicates percentages that are below 1%.

(1) In addition to the Warrant Shares being registered pursuant to this offering, Capital Ventures International ("CVI") owns warrants to purchase 433,109 shares of Common Stock which may be exercised within 60 days.  Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(2) In addition to the Warrant Shares being registered pursuant to this offering, Hudson Bay Overseas Fund Ltd. owns warrants to purchase 290,656 shares of Common Stock which may be exercised within 60 days.  Hudson Bay Overseas Fund Ltd. holds the principal amount of $2,117,500 in Notes which can be converted within 60 days into 498,107 shares of Common Stock using the current conversion price of $4.2511 per share.  Sander Gerber has voting and investment power over these securities. Sander Gerber, disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd. The selling shareholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities

(3) In addition to the Warrant Shares being registered pursuant to this offering, Hudson Bay Fund LP owns warrants to purchase 163,495 shares of Common Stock which may be exercised within 60 days. Hudson Bay Fund LP holds the principal amount of $1,182,500 in Notes which are convertible within 60 days into 278,164 shares of Common Stock using the current conversion price of $4.2511 per share. Sander Gerber has voting and investment power over these securities. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP. The selling shareholder acquired these securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(4) Andrew J. Redleaf is the managing member of Whitebox Advisors, LLC, which is the general partner of each of Whitebox Intermarket Partners, LP, Whitebox Combined Partners, LP, Whitebox Hedged High Yield Partners, LP, and Whitebox Convertible Arbitrage Partners, LP and the Investment Manager of IAM Mini-Fund 14 Limited, and has voting and investment control over the securities held by such entities.

(5) In addition to the Warrant Shares being registered pursuant to this offering, Whitebox Intermarket Partners, LP owns warrants to purchase 115,496 shares of Common Stock which may be exercised within 60 days.

(6) In addition to the Warrant Shares being registered pursuant to this offering, Whitebox Combined Partners, LP owns warrants to purchase 79,215 shares of Common Stock which may be exercised within 60 days.

(7) In addition to the Warrant Shares being registered pursuant to this offering, Whitebox Hedged High Yield Partners, LP owns warrants to purchase 37,440 shares of Common Stock which may be exercised within 60 days.

(8) In addition to the Warrant Shares being registered pursuant to this offering, Whitebox Convertible Arbitrage Partners, LP owns warrants to purchase 26,867 shares of Common Stock which may be exercised within 60 days.

(9) In addition to the Warrant Shares being registered pursuant to this offering, IAM Mini-Fund 14 Limited owns warrants to purchase 8,680 shares of Common Stock which may be exercised within 60 days.

(10) Each of the Selling Shareholders other than Whitebox Intermarket Partners, LP, Whitebox Combined Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Convertible Arbitrage Partners, LP and IAM Mini-Fund 14 Limited, is affiliated with a broker-dealer.

(11) All percentages are calculated based on 51,618,595 shares of Common Stock outstanding as of January 29, 2009.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of these Shares by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for paying any underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices or any combination of the foregoing. These sales may be effected in transactions, which may involve:

•	crosses or block transactions or other transaction;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	transactions in the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	transactions where broker-dealers may agree with the selling securityholders to sell a specified number of such Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed Shares in connection with such short sales. The Selling Shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, subject to any requirement of the SEC that we amend this prospectus to include the name of such transferee, donee, pledge or other successor-in-interest in this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the registration rights agreement, estimated to be approximately $60,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

We are being represented by Burns & Levinson LLP, Boston, Massachusetts in connection with this offering. The validity of the Shares and other legal matters in connection with this offering with respect to Nevada law have been passed upon by Dennis Brovarone, Esq.

 EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Frazer Frost, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2008 (as filed on March 10, 2009);

(b)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 (as filed on May 11, 2009);

(c)	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009 (as filed on August 10, 2009);

(d)	Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 (as filed on November 9, 2009);

(e)	Our current reports on Form 8-K filed on March 12, 2009; March 20, 2009; March 26, 2009; April 8, 2009; April 8, 2009, April 21, 2009, December 24, 2009 and January 7, 2010; and

(f)
The description of our common stock contained in our registration statement on Form 8-A filed on August 7, 2008 with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus supplement and the accompanying prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the date of filing of this registration statement, and (2) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

General Steel Holdings, Inc.
Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing 100020
Telephone: +86 (10) 58797346

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$783.14
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Printing and miscellaneous expenses	4,000.00
Total	$29,783.14

Item 15. Indemnification of Directors and Officers.

The Articles of Incorporation of the registrant do not speak to indemnification of directors and officers and therefore the bylaws of the registrant and the Nevada Revised Statutes will govern when a director, officer or any person will be entitled to be indemnified by the registrant.

The bylaws of the registrant provide that no person shall be liable to the registrant  for any loss or damage suffered by it on account of any action taken or omitted to be taken as a director or officer of the registrant in good faith, if such person (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent person would have exercised or used under the circumstances in the conduct of his own affairs, or (ii) took, or omitted to take, such action in reliance upon advice of counsel for the registrant, or upon statement made or information furnished by officers or employees of the registrant which the person had reasonable grounds to believe to be true, or upon a financial statement of the registrant provided by a person in charge of the registrants accounts or certified by a public accountant or a firm of public accountants.

The bylaws of the registrant also provide that the registrant shall indemnify its officers and directors to the greatest extent permitted by the laws of Nevada.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee, or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the board of directors who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws, or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Item 16.    Exhibits

Exhibit Index
EXHIBIT NO.	DESCRIPTION

4.1	Form of Senior Convertible Note (incorporated by reference to Exhibit 99.2 to the Form 8-K/A filed December 14, 2007).

4.2	Form of Warrant (incorporated by reference to Exhibit 99.3 to the Form 8-K/A filed December 14, 2007).

5.1	Legal opinion of Dennis Brovarone, Attorney at Law (filed herewith).

10.1
Registration Rights Agreement, dated December 13, 2007 by and among General Steel Holdings, Inc. and the Buyers listed on the signature page thereto (incorporated by reference to Exhibit 99.5 to the Form 8-K/A filed December 14, 2007).

23.1	Consent of Frazer Frost, LLP, Certified Public Accountants (filed herewith).

23.2	Consent of Dennis Brovarone, Attorney at Law (included in Exhibit 5).

24.1	Power of Attorney (included on signature page).

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, People’s Republic of China, on February 1, 2010.

GENERAL STEEL HOLDINGS, INC.

By:	/s/ Zuosheng Yu
	Name:	Zuosheng Yu
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Zuosheng Yu and John Chen, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments or supplements to the registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities on February 1, 2010:

SIGNATURE	TITLE

/s/ Zuosheng Yu	Chairman and Chief Executive Officer
YU, Zuosheng	(Principal Executive Officer)

/s/ John Chen	Director and Chief Financial Officer
John CHEN	(Principal Accounting and Financial Officer)

/s/ Ross Warner	Director
WARNER, Ross

/s/ Dan Li Zhang	Director and
ZHANG, Dan Li	General Manager of Longmen Joint Venture

/s/ John Wong	Independent Director
WONG, John

/s/ Qing Hai Du	Independent Director
DU, Qing Hai

/s/ Zhong Kui Cao	Independent Director
CAO, Zhong Kui

/s/ Chris Wang	Independent Director
WANG, Chris

/s/ James Hu	Independent Director
HU, James

Exhibit Index
EXHIBIT NO.	DESCRIPTION

4.1	Form of Senior Convertible Note (incorporated by reference to Exhibit 99.2 to the Form 8-K/A filed December 14, 2007).

4.2	Form of Warrant (incorporated by reference to Exhibit 99.3 to the Form 8-K/A filed December 14, 2007).

5.1	Legal opinion of Dennis Brovarone, Attorney at Law (filed herewith).

10.1
Registration Rights Agreement, dated December 13, 2007 by and among General Steel Holdings, Inc. and the Buyers listed on the signature page thereto (incorporated by reference to Exhibit 99.5 to the Form 8-K/A filed December 14, 2007).

23.1	Consent of Frazer Frost, LLP, Certified Public Accountants (filed herewith).

23.2	Consent of Dennis Brovarone, Attorney at Law (included in Exhibit 5).

24.1	Power of Attorney (included on signature page).